                                                    Exhibit 99.1

Energizer Holdings, Inc. 533 Maryville University Dr. St. Louis, MO 63141
FOR IMMEDIATE RELEASE	Company Contact
May 2, 2018	Jacqueline Burwitz Investor Relations 314-985-2169 JacquelineE.Burwitz@energizer.com

Energizer Holdings, Inc. Announces Fiscal 2018 Second Quarter Results

•	Reported net sales increased 4.3% in the second fiscal quarter versus the prior year including organic growth of 1.8%

•	Diluted EPS was $0.13 in the second fiscal quarter compared to $0.75 in the prior year second quarter, and Adjusted Diluted EPS was $0.45 compared to $0.50 in the prior year second quarter

•	Maintaining full year Adjusted Diluted EPS outlook at $3.30 to $3.40

St. Louis —May 2, 2018—Energizer Holdings, Inc. (NYSE: ENR) today announced results for the second fiscal quarter, which ended March 31, 2018. For the second fiscal quarter, net earnings were $7.8 million, or $0.13 per diluted share, compared to $46.9 million, or $0.75 per diluted share, in the prior year second quarter. Adjusted net earnings in the second quarter were $27.6 million, or $0.45 per diluted share, compared to adjusted net earnings of $31.4 million, or $0.50 per diluted share, in the prior year second quarter.

“We continued our momentum from the first quarter by focusing on our strategic initiatives and delivered solid operating results in the second quarter,” said Alan Hoskins, Chief Executive Officer.  “Organic sales increased behind our portfolio optimization and we continued to make investments in continuous improvement projects which will result in savings in the second half of the fiscal year.  In addition, we continued to make progress towards closing and integrating our acquisition of the battery and portable lighting business from Spectrum Brands Holdings.  Looking forward, we believe we have created a foundation for continued success, and we remain committed to delivering long-term value for our shareholders.”

Second Quarter 2018 Financial Highlights (Unaudited)
The following is a summary of key second fiscal quarter results. All comparisons are with the second quarter of fiscal 2017 unless otherwise stated.

•Net sales were $374.4 million, an increase of 4.3%: (a)

◦
Organic net sales increased $6.6 million, or 1.8%, due to pricing favorability and benefits recognized from our portfolio optimization, partially offset by the May 2017 divestiture of the non-core promotional sales business acquired with the auto care acquisition.

◦Favorable currency impacts were $8.8 million, or 2.5%.

•
Gross Margin percentage was 45.0%, and was down 180 basis points from the prior year due to less favorable overhead absorption in the current quarter, unfavorable product mix driven by changes related to our portfolio optimization and increased commodity costs.

•
A&P spending was 5.6% of net sales, an increase of 100 basis points, or $4.3 million, versus the prior year as spending in fiscal 2017 was heavily weighted in the second half of the fiscal year in support of our portfolio optimization.

•
SG&A spending, excluding acquisition and integration costs, was $87.7 million, a decrease of $3.5 million over the prior year. SG&A, excluding acquisition and integration costs, was 23.4% of net sales compared to 25.4% in the prior year. (a) (b)

•	Earnings before income tax was favorably impacted by the movement in foreign currencies by approximately $1 million, net of hedge impact, in the second fiscal quarter.

•
Income tax rate on a year to date basis was 50.1% as compared to 26.3% in the prior year. The current year rate includes a $31.2 million charge for the one-time impact of the new U.S. tax legislation passed in December 2017 as well as the current quarter impact of tax withholding expense related to anticipated cash movement to fund the previously announced acquisition of Spectrum Brands' Holdings global battery and portable lighting business (Spectrum acquisition). Excluding the impact of our Non-GAAP adjustments, the year to date tax rate was 24.0% as compared to 28.5% in the prior year. The decrease in the rate is driven by the U.S. tax legislation and takes into account the new statutory U.S. rate that is now effective for fiscal year 2018. (a)

•	Diluted earnings per share for the quarter was $0.13 and Adjusted diluted earnings per share for the quarter was $0.45. (a)

•	Net cash from operating activities on a year to date basis was $160.6 million and Adjusted free cash flow on a year to date basis was $152.8 million, or 16.1% of net sales. (a)

•	Dividend payments in the quarter were approximately $17.4 million, or $0.29 per share.

•	Repurchased approximately 1,126,000 shares of common stock for $50.0 million on a year to date basis.

(a) See Press Release attachments for additional information as well as the GAAP to Non-GAAP reconciliations.
(b) The first quarter 2018 adoption of ASU 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Costs (ASU 2017-07) requires pension financing costs to be recorded in Other items, net. The 2017 results reflect this reclassification which caused a net pension benefit of $3.1 and $6.2 million to be reclassified out of SG&A for the quarter and six months ended March 31, 2017, respectively.

Total Net Sales (In millions - Unaudited)
For the Quarter and Six Months Ended March 31, 2018
	Q2	% Chg	Six Months	% Chg
Net Sales - FY'17	$359.0		$918.6
Organic	6.6	1.8%	12.5	1.4%
Impact of currency	8.8	2.5%	16.6	1.8%
Net sales - FY'18	$374.4	4.3%	$947.7	3.2%

Total net sales increased 4.3%, or $15.4 million:

•	Organic net sales were up 1.8%, or $6.6 million, in the second fiscal quarter due to the following items:

◦	Benefits from our portfolio realignment contributed 1.3% to the organic sales increase;

◦	Favorable pricing across several markets increased net sales by 1.2%; and

◦
The impact of inventory phasing and mix was slightly positive at 0.2%, while the May 2017 divestiture of the non-core promotional sales business acquired with the auto care acquisition negatively impacted net sales by 0.9%.

•	Favorable currency impacts were $8.8 million, or 2.5%.

Total Segment Profit (In millions - Unaudited)
For the Quarter and Six Months Ended March 31, 2018
	Q2	% Chg	Six Months	% Chg
Segment Profit - FY'17	$93.8		$267.7
Organic	(9.7)	(10.3)%	(16.2)	(6.1)%
Impact of currency	5.7	6.0%	10.6	4.0%
Segment Profit - FY'18	$89.8	(4.3)%	$262.1	(2.1)%

Total Segment Profit in the second fiscal quarter decreased $4.0 million, or 4.3%. Excluding the favorable movement in foreign currencies of $5.7 million, organic segment profit decreased $9.7 million, or 10.3%, in the current fiscal quarter. Top-line growth in the quarter was more than offset by the decrease in gross margin due to less favorable overhead absorption versus the prior fiscal quarter, unfavorable product mix driven by changes related to our portfolio optimization and increased commodity costs. In addition, higher A&P spending versus the prior year contributed to the decrease as spending in fiscal 2017 was heavily weighted in the second half of the fiscal year in support of our portfolio optimization.

Refer to the Reconciliation of GAAP and Non-GAAP Financial Measures attached for further information on our above breakouts.

Financial Outlook for Fiscal Year 2018
The company is maintaining its adjusted EPS outlook for the full fiscal year of $3.30 to $3.40 and updated the assumptions below related to its financial outlook for the fiscal year 2018.

Note that all comparisons are with the fiscal year ended September 30, 2017 unless otherwise stated. The outlook provided below takes into account our lapping of significant hurricane activity in fiscal 2017 that contributed approximately $26 million of net sales and $0.08 to adjusted earnings per share. Our outlook assumes that activity does not repeat.

Net Sales on a reported basis are expected to be up low single digits:

•	Organic net sales are expected to be up low single digits; and

•	Favorable movements in foreign currency are expected to benefit net sales by 1.0% to 1.5% based on current rates.

Gross margin rates are now expected to be flat to up 25 basis points versus the prior year, excluding acquisition and integration costs. The change in our outlook primarily reflects the impact of increased commodities and transportation costs.
A&P spending is expected to be in the range of 6% to 7% of net sales, consistent with our long term outlook.
SG&A as a percent of net sales is expected to be flat on a year over year basis excluding acquisition and integration costs. (a)
Earnings before income taxes is now expected to be favorably impacted by the movement of foreign currencies by roughly $10 to $15 million, net of hedge impacts, based on current rates.
Ex-unusual tax rate is expected to be in the range of 23% to 25%, taking into account the impact related to the new U.S. tax legislation passed in December.
Adjusted Diluted earnings per share for the full fiscal year is expected to be in the range of $3.30 to $3.40, inclusive of the new U.S. tax legislation passed in December and excluding any impact associated with the Spectrum acquisition.
Capital spending is expected to be in the range of $30 to $35 million.
Adjusted Free cash flow is expected to be in the range of $240 to $250 million, which includes the impact of fiscal year 2018 U.S. tax legislation passed in December and excludes the cash impact associated with the Spectrum acquisition.
(a) SG&A guidance takes into account the adoption of ASU 2017-07 which requires pension financing costs to be recorded in Other items, net. The 2018 guidance reflects the fiscal year 2017 reclassification which resulted in a net pension benefit of $3.1 and $6.2 million reclassified out of SG&A to Other items, net, for the quarter and six months ended March 31, 2017, respectively. This reclassification results in an increase in SG&A as a percent of net sales from 19.7% to 20.4% for fiscal year 2017.

Webcast Information
In conjunction with this announcement, the Company will hold an investor conference call beginning at 10:00 a.m. eastern time today. The call will focus on second fiscal quarter earnings and the updated financial outlook for fiscal 2018. All interested parties may access a live webcast of this conference call at www.energizerholdings.com, under "Investors" and "Events and Presentations" tabs or by using the following link:
https://www.webcaster4.com/Webcast/Page/1192/25364
For those unable to participate during the live webcast, a replay will be available on www.energizerholdings.com, under "Investors," "Events and Presentations," and "Past Events" tabs.
# # #
Forward-Looking Statements. This document contains both historical and forward-looking statements. Forward-looking statements are not based on historical facts but instead reflect our expectations, estimates or projections concerning future results or events, including, without limitation, the future sales, gross margins, costs, earnings, cash flows, tax rates and performance of the Company. These statements generally can be identified by the use of forward-looking words or phrases such as "believe," "expect," "expectation," "anticipate," "may," "could," "intend," "belief," "estimate," "plan," "target," "predict," "likely," "will," "should," "forecast," "outlook," or other similar words or phrases. These statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause our actual results to differ materially from those indicated by those statements. We cannot assure you that any of our expectations, estimates or projections will be achieved. The forward-looking statements included in this document are only made as of the date of this document and we disclaim any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances. Numerous factors could cause our actual results and events to differ materially from those expressed or implied by forward-looking statements, including, without limitation:

•	market and economic conditions;

•	market trends in the categories in which we compete;

•
our ability to close the proposed Spectrum acquisition of the global battery, lighting, and portable power business (the “Business”), which may be delayed or may not close at all due to the failure to obtain required regulatory approvals, or satisfy other closing conditions;

•	our ability to obtain financing for the Spectrum acquisition on favorable terms;

•
our ability to acquire and integrate businesses, and to realize the projected results of acquisitions, including our ability to promptly and effectively integrate the Business after the Spectrum acquisition has closed, and our ability to obtain expected cost savings, synergies and other anticipated benefits of the Spectrum acquisition within the expected timeframe;

•	the impact of the pending Spectrum acquisition on the respective business operations;

•	the success of new products and the ability to continually develop and market new products;

•	our ability to attract, retain and improve distribution with key customers;

•	our ability to continue planned advertising and other promotional spending;

•
our ability to timely execute strategic initiatives, including restructurings, and international go-to-market changes in a manner that will positively impact our financial condition and results of operations and does not disrupt our business operations;

•	the impact of strategic initiatives, including restructurings, on our relationships with employees, customers and vendors;

•	our ability to maintain and improve market share in the categories in which we operate despite heightened competitive pressure;

•	our ability to improve operations and realize cost savings;

•
the impact of foreign currency exchange rates and currency controls, as well as offsetting hedges, including the impact of the United Kingdom's referendum vote and announced intention to exit the European Union;

•	the impact of raw materials and other commodity costs;

•
the impact of legislative changes or regulatory determinations or changes by federal, state and local, and foreign authorities, including customs and tariff determinations, as well as the impact of potential changes to tax laws, policies and regulations;

•	costs and reputational damage associated with cyber-attacks or information security breaches or other events;

•	the impact of advertising and product liability claims and other litigation; and

•	compliance with debt covenants and maintenance of credit ratings as well as the impact of interest and principal repayment of our existing and any future debt.

In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of any such forward-looking statements. The list of factors above is illustrative, but by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Additional risks and uncertainties include those detailed from time to time in our publicly filed documents, including those described under the heading “Risk Factors” in our Form 10-K filed with the Securities and Exchange Commission on November 14, 2017 as well as our Form 10-Q filed on January 31, 2018.

ENERGIZER HOLDINGS, INC.
CONSOLIDATED STATEMENT OF EARNINGS
(Condensed)
(In millions, except per share data - Unaudited)

	For the Quarter Ended March 31,		For the Six Months Ended March 31,
	2018	2017	2018	2017
Net sales	$374.4	$359.0	$947.7	$918.6
Cost of products sold (1)	205.9	191.1	500.9	479.1
Gross profit	168.5	167.9	446.8	439.5
Selling, general and administrative expense (1) (2)	104.2	92.7	203.4	177.1
Advertising and sales promotion expense	20.9	16.6	58.2	50.9
Research and development expense	5.4	5.1	10.7	10.9
Amortization of intangible assets	2.8	3.0	5.6	5.6
Spin restructuring	—	(2.5)	—	(3.8)
Gain on sale of real estate	—	(15.2)	—	(15.2)
Interest expense (1) (3)	16.5	13.1	29.9	26.4
Other items, net (2)	0.9	(4.2)	2.2	(5.8)
Earnings before income taxes	17.8	59.3	136.8	193.4
Income tax provision (4)	10.0	12.4	68.6	50.9
Net earnings	$7.8	$46.9	$68.2	$142.5

Earnings per share
Basic net earnings per share	$0.13	$0.76	$1.14	$2.31
Diluted net earnings per share	$0.13	$0.75	$1.11	$2.27

Weighted average shares of common stock - Basic	59.7	61.8	60.0	61.8
Weighted average shares of common stock - Diluted	61.1	62.8	61.3	62.9

(1) See the Non-GAAP Reconciliations attached which break out the Acquisition and integration costs included within this line.

(2) As a result of the adoption of ASU 2017-07 in the first fiscal quarter of 2018, the pension expense components other than service costs are recorded in Other items, net. This resulted in a reclassification of the $3.1 and $6.2 million pension benefit from SG&A to Other items, net for the quarter and six months ended March 31, 2017, respectively. The current year pension benefit recorded in Other items, net was $1.7 and $3.4 million for the quarter and six months ended March 31, 2018, respectively.

(3) Includes Acquisition debt commitment fees of $2.9 for the quarter and six months ended March 31, 2018 associated with the Spectrum acquisition.

(4) Income tax provision for the quarter and six months ended March 31, 2018, includes $0.2 million and $31.2 million, respectively, of one-time expense related to the enactment of the Tax Cuts and Jobs Act of 2017 (U.S. Tax Legislation) and includes $5.5 million of acquisition tax withholding expense related to anticipated cash movement to fund the previously announced Spectrum acquisition in the quarter and six months ended March 31, 2018.

ENERGIZER HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
(Condensed)
(In millions - Unaudited)

Assets	March 31, 2018	September 30, 2017
Current assets
Cash and cash equivalents	$490.3	$378.0
Trade receivables, less allowance for doubtful accounts of $6.9 and $5.8, respectively	164.6	230.2
Inventories	292.6	317.1
Other current assets	100.3	94.9
Total current assets	$1,047.8	$1,020.2
Property, plant and equipment, net	171.7	176.5
Goodwill	230.8	230.0
Other intangible assets, net	217.9	223.8
Deferred tax asset	33.4	47.7
Other assets	70.8	125.4
Total assets	$1,772.4	$1,823.6

Liabilities and Shareholders' Equity
Current liabilities
Current maturities of long-term debt	$4.0	$4.0
Notes payable	147.4	104.1
Accounts payable	166.8	219.3
Other current liabilities	234.1	254.6
Total current liabilities	$552.3	$582.0
Long-term debt	977.3	978.5
Other liabilities	198.1	178.0
Total liabilities	$1,727.7	$1,738.5
Shareholders' equity
Common stock	0.6	0.6
Additional paid-in capital	205.4	196.7
Retained earnings	190.5	198.7
Treasury stock	(117.7)	(72.1)
Accumulated other comprehensive loss	(234.1)	(238.8)
Total shareholders' equity	$44.7	$85.1
Total liabilities and shareholders' equity	$1,772.4	$1,823.6

ENERGIZER HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Condensed)
(In millions - Unaudited)

	For the Six Months Ended March 31,
	2018	2017
Cash Flow from Operating Activities
Net earnings	$68.2	$142.5
Non-cash restructuring costs	—	(2.5)
Depreciation and amortization	22.4	25.8
Deferred income taxes	13.6	2.9
Share-based compensation expense	14.0	11.9
Gain on sale of real estate	—	(15.2)
Mandatory transition tax	28.8	—
Non-cash items included in income, net	6.6	0.9
Other, net	(4.2)	(19.5)
Changes in current assets and liabilities used in operations	11.2	(22.5)
Net cash from operating activities	160.6	124.3

Cash Flow from Investing Activities
Capital expenditures	(11.3)	(12.3)
Proceeds from sale of assets	—	23.1
Net cash (used by)/from investing activities	(11.3)	10.8

Cash Flow from Financing Activities
Payments on debt with maturities greater than 90 days	(2.0)	(2.0)
Net increase in debt with original maturities of 90 days or less	43.4	16.0
Debt issuance costs	—	(0.6)
Dividends paid	(35.0)	(35.1)
Common stock purchased	(50.0)	(9.3)
Taxes paid for withheld share-based payments	(1.8)	(8.2)
Net cash used by financing activities	(45.4)	(39.2)

Effect of exchange rate changes on cash	8.4	(11.0)

Net increase in cash and cash equivalents	112.3	84.9
Cash and cash equivalents, beginning of period	378.0	287.3
Cash and cash equivalents, end of period	$490.3	$372.2

ENERGIZER HOLDINGS, INC.
Reconciliation of GAAP and Non-GAAP Measures
For the Quarter and Six Months Ended March 31, 2018

The Company reports its financial results in accordance with accounting principles generally accepted in the U.S. ("GAAP"). However, management believes that certain non-GAAP financial measures provide users with additional meaningful comparisons to the corresponding historical or future period. These non-GAAP financial measures exclude items that are not reflective of the Company's on-going operating performance, such as acquisition and integration costs, costs related to spin, gain on sale of real estate and the one-time impact of the new U.S. tax legislation. In addition, these measures help investors to analyze year over year comparability when excluding currency fluctuations, acquisition activity as well as other company initiatives that are not on-going. We believe these non-GAAP financial measures are an enhancement to assist investors in understanding our business and in performing analysis consistent with financial models developed by research analysts. Investors should consider non-GAAP measures in addition to, not as a substitute for, or superior to, the comparable GAAP measures. In addition, these non-GAAP measures may not be the same as similar measures used by other companies due to possible differences in method and in the items being adjusted.

We provide the following non-GAAP measures and calculations, as well as the corresponding reconciliation to the closest GAAP measure in the following supplemental schedules:

Segment Profit. This amount represents the operations of our two reportable segments including allocations for shared support functions. General corporate and other expenses, Global marketing expenses, R&D expenses, amortization expense, interest expense, other items, net, charges related to acquisition and integration and the spin-off and gain on sale of real estate have all been excluded from segment profit.

Adjusted Earnings Before Income Taxes, Adjusted Net Earnings and Adjusted Diluted EPS. These measures exclude the impact of costs related to acquisition and integration, the spin-off, gain on sale of real estate and the one-time impact of the new U.S. tax legislation.

Ex-unusual Tax Rate. This is the tax rate when excluding the pre-tax impact of acquisition and integration and spin-off costs, gain on sale of real state, as well as the related tax impact for these items, calculated utilizing the statutory rate for where the costs were incurred, as well as the one-time impact of the new U.S. tax legislation.

Organic. This is the non-GAAP financial measurement of the change in revenue, segment profit or other margins that excludes or otherwise adjusts for the impact of currency from the changes in foreign currency exchange rates as defined below:

Impact of currency. The Company evaluates the operating performance of our Company on a currency neutral basis. The impact of currency is the difference between the value of current year foreign operations at the current period ending USD exchange rate, compared to the value of the current year foreign operations at the prior period ending USD exchange rate.
Adjusted Comparisons. Detail for adjusted gross profit, adjusted gross margin, and adjusted SG&A as a percent of sales are also supplemental non-GAAP measure disclosures. These measures exclude the impact of costs related to acquisition and integration.

Free Cash Flow. Free Cash Flow is defined as net cash provided by operating activities reduced by capital expenditures, net of the proceeds from asset sales. Adjusted Free Cash Flow is defined as Free Cash Flow excluding the cash payments for acquisition and integration costs. These cash payments are net of the statutory tax benefit associated with the payment.

Non-GAAP Outlook.  The Company is unable to provide a reconciliation to the full year Adjusted EPS range of $3.30 to $3.40, or Adjusted Free Cash flow range of $240 million to $250 million, due to the uncertainty regarding the amount of future acquisition and integration costs and related cash payments.  While we currently expect the Spectrum acquisition will occur in the second half of calendar year 2018, given the uncertainty of the exact closing date, we are unable to forecast the amount of acquisition and integration costs that will be incurred in fiscal 2018.

Energizer Holdings, Inc.
Supplemental Schedules - Segment Information and Supplemental Sales Data
For the Quarter and Six Months Ended March 31, 2018
(In millions, except per share data - Unaudited)
Operations for Energizer are managed via two major geographic reportable segments: Americas and International. Prior to this quarter, the International segment was reported as two separate geographic reportable segments. The Company changed its internal reporting structure to combine these two geographic regions to reflect how the Company is managing the operations.
Energizer’s operating model includes a combination of standalone and shared business functions between the geographic segments, varying by country and region of the world. Energizer applies a fully allocated cost basis, in which shared business functions are allocated between segments. Such allocations are estimates, and also do not represent the costs of such services if performed on a standalone basis.
Segment sales and profitability, as well as the reconciliation to earnings before tax, for the quarter and six months ended March 31, 2018 and 2017, respectively, are presented below:

	Quarter Ended March 31,		Six Months Ended March 31,
	2018	2017	2018	2017
Net Sales
Americas	$224.1	$218.5	$597.2	$583.6
International	150.3	140.5	350.5	335.0
Total net sales	$374.4	$359.0	$947.7	$918.6
Segment Profit
Americas	$55.7	$60.5	$178.8	$183.6
International	34.1	33.3	83.3	84.1
Total segment profit	$89.8	$93.8	$262.1	$267.7
General corporate and other expenses (1) (2)	(24.7)	(29.5)	(46.3)	(46.7)
Global marketing expense (1)	(5.2)	(4.0)	(8.4)	(7.0)
Research and development expense	(5.4)	(5.1)	(10.7)	(10.9)
Amortization of intangible assets	(2.8)	(3.0)	(5.6)	(5.6)
Acquisition and integration costs (1)	(16.5)	(1.7)	(22.2)	(2.5)
Spin restructuring	—	2.5	—	3.8
Acquisition debt commitment fee (3)	(2.9)	—	(2.9)	—
Gain on sale of real estate	—	15.2	—	15.2
Interest expense	(13.6)	(13.1)	(27.0)	(26.4)
Other items, net	(0.9)	4.2	(2.2)	5.8
Total earnings before income taxes	$17.8	$59.3	$136.8	$193.4
(1) Recorded in SG&A on the unaudited Consolidated Statement of Earnings.
(2) As a result of the adoption of ASU 2017-07 in the first fiscal quarter of 2018, a $3.1 and $6.2 million benefit was reclassified from SG&A to Other items, net for the quarter and six months ended March 31, 2017, respectively. The current year pension benefit in Other items, net was $1.7 and $3.4 million for the quarter and six months ended March 31, 2018, respectively.
(3) Recorded in Interest expense on the unaudited Consolidated Statement of Earnings which are financing commitment fees related to the Spectrum acquisition.

Supplemental product information is presented below for revenues from external customers:

	Quarter Ended March 31,		Six Months Ended March 31,
Net Sales	2018	2017	2018	2017
Batteries	$330.3	$309.9	$854.8	$813.0
Other	44.1	49.1	92.9	105.6
Total net sales	$374.4	$359.0	$947.7	$918.6

Energizer Holdings, Inc.
Supplemental Schedules - GAAP EPS to Adjusted EPS Reconciliation
For the Quarter and Six Months Ended March 31, 2018
(In millions, except per share data - Unaudited)

The following tables provide a reconciliation of earnings before income taxes, net earnings and net earnings per diluted share to adjusted earnings before income taxes, adjusted net earnings and adjusted net earnings per diluted share, which are non-GAAP measures.

	For the Quarter Ended March 31,
(in millions, except per share data)	Earnings Before Income Taxes		Net Earnings		Diluted EPS
	2018	2017	2018	2017	2018	2017
Reported - GAAP	$17.8	$59.3	$7.8	$46.9	$0.13	$0.75
Impacts: Expense (Income)
Spin restructuring	—	(2.5)	—	(1.4)	—	(0.02)
Acquisition and integration costs (1)	19.4	1.7	14.1	1.1	0.23	0.01
Acquisition withholding tax (2)	—	—	5.5	—	0.09	—
Gain on sale of real estate	—	(15.2)	—	(15.2)	—	(0.24)
One-time impact of the new U.S. Tax Legislation	—	—	0.2	—	—	—
Adjusted - Non-GAAP (3)	$37.2	$43.3	$27.6	$31.4	$0.45	$0.50
Weighted average shares - Diluted					61.1	62.8

	For the Six Months Ended March 31,
(in millions, except per share data)	Earnings Before Income Taxes		Net Earnings		Diluted EPS
	2018	2017	2018	2017	2018	2017
Reported - GAAP	$136.8	$193.4	$68.2	$142.5	$1.11	$2.27
Impacts: Expense (Income)
Spin restructuring	—	(3.8)	—	(2.4)	—	(0.04)
Acquisition and integration costs (1)	25.1	2.5	18.2	1.6	0.30	0.02
Acquisition withholding tax (2)	—	—	5.5	—	0.09	—
Gain on sale of real estate	—	(15.2)	—	(15.2)	—	(0.24)
One-time impact of the new U.S. Tax Legislation	—	—	31.2	—	0.51	—
Adjusted - Non-GAAP (4)	$161.9	$176.9	$123.1	$126.5	$2.01	$2.01
Weighted average shares - Diluted					61.3	62.9

(1) See Supplemental Schedules - Statement of Earnings Reconciliation for where these costs are recorded on the unaudited Consolidated Statement of Earnings.

(2) This represents the current quarter tax withholding expense related to anticipated cash movement to fund the previously announced Spectrum acquisition.

(3) The effective tax rate for the quarter ended March 31, 2018 and 2017 for the Adjusted - Non-GAAP Net Earnings and Diluted EPS was 25.8% and 27.5%, respectively, as calculated utilizing the statutory rate for where the costs were incurred. The net tax impact associated with the non-GAAP adjustments highlighted in the table was a benefit of $0.4 million and $0.5 million, respectively, for the quarters ended March 31, 2018 and 2017.

(4) The effective tax rate for the six months ended March 31, 2018 and 2017 for the Adjusted - Non-GAAP Net Earnings and Diluted EPS was 24.0% and 28.5%, respectively, as calculated utilizing the statutory rate for where the costs were incurred. The net tax impact associated with the non-GAAP adjustments highlighted in the table was a benefit of $29.8 million and $0.5 million, respectively, for the six months ended March 31, 2018 and 2017.

Energizer Holdings, Inc.
Supplemental Schedules - Segment Sales and Profit
For the Quarter and Six Months Ended March 31, 2018
(In millions, except per share data - Unaudited)

Net Sales	Q1'18	% Chg	Q2'18	% Chg	Six Months '18	% Chg
Americas
Net Sales - prior year	$365.1		$218.5		$583.6
Organic	7.2	2.0%	6.3	2.9%	13.5	2.3%
Impact of currency	0.8	0.2%	(0.7)	(0.3)%	0.1	—%
Net Sales - current year	$373.1	2.2%	$224.1	2.6%	$597.2	2.3%

International
Net Sales - prior year	$194.5		$140.5		$335.0
Organic	(1.3)	(0.7)%	0.3	0.2%	(1.0)	(0.3)%
Impact of currency	7.0	3.6%	9.5	6.8%	16.5	4.9%
Net Sales - current year	$200.2	2.9%	$150.3	7.0%	$350.5	4.6%

Net Sales
Net Sales - prior year	$559.6		$359.0		$918.6
Organic	5.9	1.1%	$6.6	1.8%	12.5	1.4%
Impact of currency	7.8	1.3%	$8.8	2.5%	16.6	1.8%
Net Sales - current year	$573.3	2.4%	$374.4	4.3%	$947.7	3.2%

Segment Profit	Q1'18	% Chg	Q2'18	% Chg	Six Months '18	% Chg
Americas
Segment Profit - prior year	$123.1		$60.5		$183.6
Organic	(0.5)	(0.4)%	(4.2)	(6.9)%	(4.7)	(2.6)%
Impact of currency	0.5	0.4%	(0.6)	(1.0)%	(0.1)	(0.1)%
Segment Profit - current year	$123.1	—%	$55.7	(7.9)%	$178.8	(2.6)%

International
Segment Profit - prior year	$50.8		$33.3		$84.1
Organic	(6.0)	(11.8)%	(5.5)	(16.5)%	(11.5)	(13.7)%
Impact of currency	4.4	8.7%	6.3	18.9%	10.7	12.7%
Segment Profit - current year	$49.2	(3.1)%	$34.1	2.4%	$83.3	(1.0)%

Total Segment Profit
Segment Profit - prior year	$173.9		$93.8		$267.7
Organic	(6.5)	(3.7)%	(9.7)	(10.3)%	(16.2)	(6.1)%
Impact of currency	4.9	2.8%	5.7	6.0%	10.6	4.0%
Segment Profit - current year	$172.3	(0.9)%	$89.8	(4.3)%	$262.1	(2.1)%

Energizer Holdings, Inc.
Supplemental Schedules - Non-GAAP Reconciliations
For the Quarter and Six Months Ended March 31, 2018
(In millions, except per share data - Unaudited)
FY18 Non-GAAP Reconciliations

Gross Profit	Q1'18	Q2'18	Q1'17	Q2'17	Q2'18 YTD	Q2'17 YTD
Net Sales	$573.3	$374.4	$559.6	$359.0	$947.7	$918.6
Cost of products sold - adjusted	295.0	205.9	288.0	190.9	500.9	478.9
Adjusted Gross Profit	$278.3	$168.5	$271.6	$168.1	$446.8	$439.7
Adjusted Gross Margin	48.5%	45.0%	48.5%	46.8%	47.1%	47.9%
Acquisition and integration costs	—	—	—	0.2	—	0.2
Reported Cost of products sold	295.0	205.9	288.0	191.1	500.9	479.1
Reported Gross Profit	$278.3	$168.5	$271.6	$167.9	$446.8	$439.5
Reported Gross Margin	48.5%	45.0%	48.5%	46.8%	47.1%	47.8%

SG&A	Q1'18	Q2'18	Q1'17	Q2'17	Q2'18 YTD	Q2'17 YTD
Segment SG&A	$71.2	$61.6	$65.0	$60.1	$132.8	$125.1
Corporate SG&A (1)	21.8	$24.8	17.2	$29.5	46.6	46.7
Global Marketing	0.5	$1.3	1.4	$1.6	1.8	3.0
SG&A Adjusted - subtotal	$93.5	$87.7	$83.6	$91.2	$181.2	$174.8
SG&A Adjusted % of Net Sales	16.3%	23.4%	14.9%	25.4%	19.1%	19.0%
Acquisition and integration costs	5.7	16.5	0.8	1.5	22.2	2.3
Reported SG&A	$99.2	$104.2	$84.4	$92.7	$203.4	$177.1
Reported SG&A % of Net Sales	17.3%	27.8%	15.1%	25.8%	21.5%	19.3%

Spin	Q1'18	Q2'18	Q1'17	Q2'17	Q2'18 YTD	Q2'17 YTD
Spin restructuring income	—	—	(1.3)	(2.5)	—	(3.8)

Acquisition and integration	Q1'18	Q2'18	Q1'17	Q2'17	Q2'18 YTD	Q2'17 YTD
Acquisition and integration costs (COGS)	$—	$—	$—	$0.2	$—	$0.2
Acquisition and integration costs (SG&A)	5.7	16.5	0.8	1.5	22.2	2.3
Acquisition and integration costs (Interest Expense)	—	2.9	—	—	2.9	—
Acquisition and integration costs- subtotal	$5.7	$19.4	$0.8	$1.7	$25.1	$2.5

Free Cash Flow	Q2'18 YTD	Q2'17 YTD
Net cash from operating activities	$160.6	$124.3
Capital expenditures	(11.3)	(12.3)
Proceeds from sale of assets	—	23.1
Free Cash Flow - subtotal	$149.3	$135.1
Acquisition and integration related payments	3.5	2.7
Adjusted Free Cash Flow	$152.8	$137.8

(1) As a result of the adoption of ASU 2017-07 in the first fiscal quarter of 2018, a $3.1 and $6.2 million benefit was reclassified from SG&A to Other items, net for the quarter and six months ended March 31, 2017. The current year pension benefit recorded in Other items, net was $1.7 and $3.4 million for the quarter and six months ended March 31, 2018.